As filed with the Securities and Exchange Commission on December 24, 2003
                                               Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 _______________

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 _______________
                         Shire Pharmaceuticals Group plc
             (Exact name of registrant as specified in its charter)

           England and Wales                           98-0359573
    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

                     Hampshire International Business Park,
                              Chineham, Basingstoke
                               Hampshire RG24 8EP
                                     England
                    (Address of Principal Executive Offices)
                                 _______________

                         Shire Pharmaceuticals Group plc
                              2000 Executive Share
                                  Option Scheme
                            (Full title of the plan)
                                 _______________

                              William Alfred Nuerge
                                  Shire US Inc.
                              One Riverfront Place
                             Newport, Kentucky 41071
                     (Name and address of agent for service)

                                 (859) 669-8000
          (Telephone number, including area code, of agent for service)
                                 _______________
                                    Copy to:

                              James Robinson, Esq.
                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                               New York, NY 10005
                                 (212) 701-3000


                                          CALCULATION OF REGISTRATION FEE
----------------------------------------- ------------------- ---------------------- ---------------------- -----------------------
                                                               Proposed maximum       Proposed maximum
                                             Amount to be        offering price       aggregate offering          Amount of
Title of securities to be registered        registered (1)        per share (2)            price (2)         registration fee (2)
Common Shares 5 pence par value per
share ................................        25,000,000              $9.75             $243,750,000.00           $19,719.38
----------------------------------------- ------------------- ---------------------- ---------------------- -----------------------

______________________

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"),there is also being registered an indeterminate number of common shares which may become issuable as a result of the anti-dilution provisions of the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme.

(2) Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(c) and (h) under the Securities Act of 1933 as follows: (i) in the case of the registrant's Common Shares, par value 5 pence per share, which may be purchased upon exercise of outstanding grants or options, the fee is calculated based on a weighted average exercise price of $10.230 per share and (ii) in the case of our Common Shares for which options have not yet been granted, and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low prices of the registrant's Common Shares as reported on The London Stock Exchange on December 17, 2003 and an exchange rate of approximately L1.00 = U.S. $1.765.

                                     PART I.

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been filed by Shire Pharmaceuticals Group plc (the "Company") with the Commission and are hereby incorporated by reference in this Registration Statement:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended.

(b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30 and September 30, 2003.

(c)  The  Company's  Current  Reports on Form 8-K filed with the  Commission  on
     January 2, January 7, January 9 (relating to a pension plan blackout notice), January 9 (relating to a press release concerning an ANDA application on the FDA's website), January 21, January 29, January 31, February 10, February 12, February 24, February 25, February 27 (relating to a press release concerning the Company's acquisition of certain rights to Methypatch(R)), February 27 (relating to a press release concerning financial results for the twelve months ended December 31, 2002), March 3, March 5, March 10, March 12, March 19, March 20, March 21, March 31, April 8, April 15, April 17, April 28, May 1, May 8, May 12, May 15, May 20, June 3, June 4, June 5, June 6, June 9, June 10 (relating to a press release concerning Fosrenol(TM)), June 10 (relating to a press release concerning the repurchase of Company Shares), June 11, June 12, June 13 (relating to a press release concerning the repurchase of Company Shares), June 13 (relating to a press release concerning resolutions passed at the Company's Annual General Meeting), June 17, June 19, June 20, June 23, June 24, June 25, June 26, June 27, June 30, July 15, July 25, July 30, July 31, August 8, August 12, September 3, September 11, October 22, October 28, November 5, November 19, November 20, December 8, December 9, December 17 and December 19, 2003.

(d) The description of the Company's Ordinary Shares contained in the Company's Current Report on Form 8-K filed with the Commission on May 15, 2001.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not  applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

     Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Shire is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

     Pursuant to Paragraph 141 of the Articles of Association of Shire, every person who was or is a director, alternate director or secretary of Shire shall be indemnified out of the assets of Shire for all costs, charges, losses and liabilities incurred in the proper execution of such person's duties or the proper exercise of such person's powers, authorities and discretions.

     Under Section 310 of the Companies Act 1985 of Great Britain, Shire may not indemnify an officer against any liability that by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to Shire, except that, under Section 310(3) of the Companies Act 1985, Shire is not prevented, inter alia, (a) from purchasing and maintaining for any such officer insurance against any such liability, or (b) from indemnifying an officer against any liability incurred by him in defending any proceedings (whether civil or criminal), in which judgment is given in his favor or he is acquitted, or in connection with any application in which relief is granted to him by the court in case of honest and reasonable conduct.

     Shire maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission while acting in their capacities as directors or officers of Shire or its affiliated companies.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following is a complete list of exhibits filed or incorporated by reference as a part of this Registration Statement:

Exhibit No. Exhibit

4.1 Memorandum and Articles of Association of Shire (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (No. 333-8394)).

4.2 Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme (incorporated by reference to Exhibit 10.6 to the Company's 10-K for the fiscal year ended December 31, 2002, as filed with the Commission on March 31, 2003).

5.1 Opinion of Slaughter and May as to the legality of the securities being registered

23.1 Consent of Deloitte & Touche

23.2 Consent of Raymond Chabot Grant Thornton

23.3 Consent of Slaughter and May (included in Exhibit 5.1)

24.1 Powers of Attorney (set forth on the signature page of this Registration Statement)

Item 9. Undertakings.

     The undersigned registrant hereby undertakes as follows:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, paragraphs (1)(i) and (ii) shall not apply;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (b) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filings on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Basingstoke, England, on the 23rd day of December, 2003.


                                 SHIRE PHARMACEUTICALS GROUP plc



                                  By:  /s/  Matthew William Emmens
                                     Name:  Matthew William Emmens
                                     Title: Chief Executive




                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew Emmens and Angus Charles Russell, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Capacity                                           Date
/s/ Matthew Williams Emmens       Chief Executive (principal executive        December 23, 2003
    Matthew William Emmens        officer)

/s/ James Henry Cavanaugh         Non-executive Chairman                      December 23, 2003
    Dr. James Henry Cavanaugh

/s/ Angus Charles Russell         Group Finance Director (principal           December 23, 2003
    Angus Charles Russell         financial officer)

/s/ David Mackney                 Group Financial Controller (principal       December 23, 2003
    David Mackney                 accounting officer)

/s/ Joseph Wilson Totten          Group Research and Development Director     December 23, 2003
    Dr. Joseph Wilson Totten

/s/ Barry John Price              Senior Non-executive Director               December 23, 2003
    Dr. Barry John Price

_______________________           Non-executive Director                                 , 2003
Ronald Maurice Nordmann



________________________          Non-executive Director                                 , 2003
Hon. James Andrews Grant

_______________________________   Non-executive Director                                 , 2003
Robin William Turnbull Buchanan

/s/ William Alfred Nuerge         Authorized Representative in the United     December 23, 2003
William Alfred Nuerge             States


                                  EXHIBIT INDEX

Exhibit No. Exhibit

4.1 Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (No. 333-8394))

4.2 Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme (incorporated by reference to Exhibit 10.6 to the Company's 10-K for the fiscal year ended December 31, 2002, as filed with the commission on March 31, 2003)

5.1 Opinion of Slaughter and May as to the legality of the securities being registered

23.1 Consent of Deloitte & Touche

23.2 Consent of Raymond Chabot Grant Thornton

23.3 Consent of Slaughter and May (included in Exhibit 5.1)

24.1 Powers of Attorney (set forth on the signature page of this Registration Statement)